                         NEWS RELEASE

Philadelphia, PA, April 30, 2008 – Lincoln Financial Group (NYSE:LNC) today announced that the average shares for the first quarter of 2008 reported in the press release dated April 29, 2008, were incorrect. The corrected average diluted shares and basic shares for the quarter ended March 31, 2008, were 262.8 million and 261.0 million, respectively. The effect on the per share items previously reported is set forth below. This change does not impact any of the other reported items in the first quarter of 2008.

LINCOLN NATIONAL CORPORATION
CORRECTIONS TO AMOUNTS RELEASED ON APRIL 29, 2008
(in millions, except per share data)

	For the Three Months Ended
	March 31, 2008
	Previously		Increase
	Reported	Corrected	(Decrease)
Average common shares outstanding, basic	258.1	261.0	2.9
Average common shares outstanding, diluted	259.9	262.8	2.9
Net income per share, basic	$1.12	$1.11	$(0.01)
Earnings per share, diluted:
Income from operations	$1.28	$1.27	$(0.01)
Income from continuing operations	1.13	1.12	(0.01)
Net income	1.11	1.10	(0.01)

The company will issue an updated press release and statistical supplement and post them to the web site, www.LincolnFinancial.com/investor, later today.

Definition of Income (Loss) from Operations - Income (loss) from operations, as used in the earnings release, are non-GAAP financial measures and is not a substitute for net income (loss), calculated using GAAP measures.  Income (loss) from operations represents GAAP net income excluding, as applicable, realized gains and losses on investments and derivatives, initial impact of the adoption of changes in accounting principles, reserve changes on business sold through reinsurance, gains and losses on the sale of subsidiaries and blocks of businesses, losses on early retirement of debt and income (loss) from discontinued operations.